Exhibit (8)(A44)

SERVICE and SUBCONTRACTING AGREEMENT

This Service and Subcontracting Agreement (this “Agreement”) is entered into by and between Teachers Insurance and Annuity Association of America, a New York life insurance company (“TIAA”), and TIAA Shared Services, LLC, a Delaware limited liability corporation (“TSS”) and is effective as of April 1, 2021.

WITNESSETH:

WHEREAS, TIAA is a New York domiciled life insurance company which, through various subsidiaries, also conducts non-insurance business including but not limited to asset management, broker-dealer, banking and trust operations; and

WHEREAS, TIAA performs administrative and other services in support of TIAA’s own business; and

WHEREAS TIAA also provides certain administrative and other services for TIAA’s companion organization, College Retirement Equity Fund (“CREF”) and for other TIAA direct and indirect subsidiaries (“TIAA Subsidiaries”), as evidenced by service agreements between TIAA and those entities; and

WHEREAS, TSS is a wholly owned direct subsidiary of TIAA, established in 2020, created for the purpose to perform delegated administrative and special services as more fully described below for TIAA, and on behalf of TIAA for CREF and TIAA Subsidiaries; and

WHEREAS, TSS desires further to make use in its day to day operations of certain property, equipment, and facilities (“Facilities”) and personnel of TIAA as more fully described below and as TSS may request, and TIAA agrees to provide such operational capability; and

WHEREAS, TIAA’s delegation to TSS pursuant to this Agreement will not disrupt TIAA’s contractual obligations to provide Services to CREF or to TIAA Subsidiaries;

WHEREAS, TIAA and TSS wish to assure that (i) all charges incurred hereunder for services and for TIAA’s provision of operational capability to TSS are reasonable and in accordance with the requirements of New York Insurance Department Regulation No. 33, (ii) to the extent practicable, such charges reflect actual costs and are arrived at in a fair and equitable manner, and (iii) charges reflecting estimated costs, whenever used, are adjusted periodically, to bring them into alignment with costs actually incurred;

NOW THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, TIAA and TSS agree as follows:

1.	PERFORMANCE OF SERVICES AND USE OF FACILITIES & PERSONNEL

(a)

The term “Services” in this Agreement shall refer collectively to any service or provision of operational capability (including the provision of Facilities and personnel) that one party provides to the other pursuant to this Agreement.

(b)

Subject to the terms and conditions of this Agreement, TIAA agrees, to the extent requested by TSS, (i) to perform such Services for TSS as TSS determines to be reasonably necessary in the conduct of its operations, including (ii) to make available to TSS such of TIAA’s Facilities and personnel as TSS may determine to be reasonably necessary in the conduct of TSS’ operations, including without limitation personnel, data processing equipment, business property (whether owned or leased) and communications equipment.

(c)

Subject to the terms and conditions of this Agreement and to the extent requested by TIAA, TSS shall provide the following delegated administrative Services to TIAA (including on behalf of TIAA to CREF and TIAA Subsidiaries): (i) accounting and bookkeeping services, including without limitation preparation and maintenance of financial statements and reports (including without limitation annual and quarterly statements prepared on a statutory basis); (ii) treasury tasks, including without limitation cash management, banking, disbursement, and payroll processing services; (iii) tax related services; (iv) operations support and administration, including without limitation support and administration of computer systems, telecommunications and mail; (v) data processing services; (vi) maintenance of records, files and other information; (vii) legal advisory services; (viii) corporate secretarial services; (ix) actuarial advisory services; (x) personnel services, including without limitation the sharing of forms and procedures; (xi) public relations services; and (xii) recordkeeping services for retirement plans.

2.	PERFORMANCE STANDARDS; STATUS; JUDGMENT; CONTROL.

(a)

Performance Standards. Both parties agree that in providing Services under this Agreement they shall (i) conduct themselves in accordance with all reasonable commercial and professional standards of care, diligence, and good faith, provided that such standards must be consistent with prudent management practices in the life insurance industry generally, and shall generally act in such a way as to preserve the goodwill toward the other party on the part of the general public, customers and all those having business relations with the other party and (ii) comply with all laws, regulations, rules and orders applicable to both parties. TIAA agrees at all times to provide Services to TSS and to maintain sufficient Facilities and trained personnel of the kind necessary for TSS to perform TSS’ Services under this Agreement.

(b)

Status of Personnel and Facilities. TSS shall utilize TIAA’s personnel to perform Services pursuant to this Agreement, and such personnel shall at all times remain employees of TIAA subject solely to TIAA’s direction and control, and TIAA shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No Facility of TIAA used in performing Services for or subject to use by TSS shall be deemed to be transferred, assigned, conveyed or leased by such performance or use pursuant to this Agreement.

(c)

Exercise of Judgment in Rendering Services. In providing any Services hereunder that require the exercise of judgment by the party providing Services, that party shall perform any such Service in accordance with the standards set forth herein and any additional guidelines the party receiving Services develops and communicates to the party providing Services. In performing any Services hereunder, the party providing Services shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of the party receiving Services.

(d)

Control. The performance of Services by either party for the other party pursuant to this Agreement shall in no way impair the absolute control of the business and operations of either party by their respective Boards of Directors. The party providing Services shall act hereunder so as to assure the separate operating identity of the party receiving Services.

3.	CHARGES: PAYMENTS.

(a)	Charges by TIAA to TSS. TSS agrees to reimburse TIAA for Services provided by TIAA to TSS pursuant to this Agreement to provide TSS with operational capability.

(b)

Charges by TSS to TIAA. For administrative Services provided by TSS to TIAA, TIAA and TSS agree that TIAA will pay to TSS compensation TIAA receives (and TSS will reimburse TIAA for disbursements it makes) relating to the provision of such Services, and TIAA will reimburse TSS for administrative Services pursuant to TIAA’s delegation of responsibility to TSS in this agreement in support of TIAA’s insurance business and the fulfillment of TIAA’s contractual obligation to provide such Services to CREF and TIAA subsidiaries.

(c)

Compliance with New York Insurance Regulation 33. The charges to each party by the other party shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to the party receiving Services by the party providing Services, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time. Subject to New York Insurance Department Regulation No. 33, the bases for determining such charges shall be those used by the party providing Services for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the incidence of cost actually incurred by the party providing Services on behalf of the party receiving Services.

(d)

Payments. Within forty five (45) days after the end of each calendar quarter, each party shall submit to the other party a statement of the party’s actual reimbursable expenses for such prior quarter. The party receiving such a statement may request a written statement from the party submitting the statement setting forth in reasonable detail the nature of the Services rendered or expenses incurred and other relevant information to support the charge. Each reimbursable expense on the statement will be deemed reasonable unless a party obligated to pay objects within fifteen (15) days. Differences of opinion will be resolved between the parties with fifteen (15) days unless otherwise agreed between the parties. The amount of the actual apportioned expenses shall be due and payable to the party submitting the statement by the party receiving the statement within thirty (30) days of the receipt of the statement of actual apportioned expenses. Notwithstanding the foregoing, the parties may agree to payment through intercompany transfers on the general ledger.

4.	ACCOUNTING RECORDS AND DOCUMENTS: AUDITS.

(a)

Each party shall be responsible for maintaining full and accurate books, records and accounts of all Services rendered and Facilities and Personnel used pursuant to this Agreement in such a way as to disclose clearly and accurately the nature and detail thereof, including without limitation such accounting information as is necessary to support reasonableness of charges under this Agreement and such additional information as Recipient may reasonably request for purposes of its internal bookkeeping and accounting operations. Each party shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by the other party and persons authorized by it or any governmental agency having jurisdiction over the other party during all reasonable business hours.

(b)

With respect to accounting and statistical records prepared by a party by reason of its performance under this Agreement, summaries of such records shall be delivered to the other party within thirty (30) days from the end of the quarter to which the records pertain.

(c)

In regard to the Services it provides, each party shall have the right, at its expense, to conduct an audit of the relevant books, records and accounts of the party receiving Services upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the party providing Services shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit.

(d)

Each party hereby agrees to maintain its claims, rating, underwriting, marketing, complaint, financial, and producer licensing records, and such other records, subject to examination by the superintendent of the New York Department of Financial Services, in accordance with the provisions of Regulation 152 (11 NYCRR 243) promulgated under the New York Insurance Law.

(e)

In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute the books of account of the party receiving Services, shall be kept and maintained at the principal office in New York of the party providing Services. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by New York Department of Financial Services personnel or indirectly with the aid of the employees of the party providing Services) to the electronic media used to maintain the records comprising the books of account of the party providing Services. The electronic records shall be in a readable form.

(f)

The party providing Services shall maintain format integrity and compatibility of the electronic records that constitute the books of account of the party receiving Services. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, the party providing Services shall convert such pre-existing records to a format that is compatible with the new system. The party providing Services shall maintain acceptable backup (hard copy or another durable medium, as defined in Regulation No. 152, as long as the means to access the durable medium is also maintained at the principal office of the party receiving Services) of the records constituting the books of account of the party receiving Services. Such backup shall be forwarded to the party receiving Services on a monthly basis and shall also be maintained by the party providing Services at its principal office in New York.

5.	OWNERSHIP AND CUSTODY OF RECORDS, ETC.

(a)

Each party shall be and remain the sole owner of its respective records, books, documents, correspondence, papers and files, including without limitation business and corporate records, regardless of the use or possession by either party of the other party’s records. All records, books, documents, correspondence, papers and files established, received and/or maintained by a party by reason of its performance of the Services under this Agreement shall be deemed the property of the party receiving Services, shall be subject to examination by the party receiving Services and persons authorized by it at all times, and copies thereof shall be delivered to the party receiving Services at least quarterly. All such records, books, documents, correspondence, papers and files shall be promptly transferred to the party receiving Services by the party providing Services upon termination of this Agreement at the expense of the party providing Services.

(b)

With respect to any documentation received by the party providing Services that would otherwise be held by the party receiving Services and that may be obtained by the party providing Services in performing its duties under this Agreement. The party providing Services shall deliver to the party receiving Services such documentation within thirty (30) days of receipt, except where continued custody of such original documentation by the party providing Services is necessary to the performance of Services hereunder.

6.	CONFIDENTIALITY.

(a)

The parties mutually agree that they shall treat all information, documentation, knowledge and data about the other party and any Personal Information (as defined below) that is received, amassed, obtained or developed by one party in connection with the provision or receipt of Services hereunder shall, unless specifically designated otherwise, as proprietary and confidential information of the party providing the information (“Confidential Information”).    The parties further agree to use Confidential Information solely to render or receive the Services provided hereunder, to hold it in strict confidence and not to disclose to any third party unless written authorization to make such disclosure has been given by the appropriate party and such third party is bound by the same confidentiality restrictions hereunder, or unless required by a lawful order of a governmental or judicial entity. The parties further agree that any Confidential Information shall continue to be treated as proprietary and confidential information for a period of five (5) years from the termination of this Agreement, with the exception of Personal Information (as defined below) which, as between the parties, shall remain confidential while in the custody of the party receiving the Confidential Information.

(b)	The parties agree that the requirement of confidentiality under this Agreement also applies to their respective employees (if any) and agents.

(c)

The parties agree that, as between them, information that identifies or relates to a person and is subject to privacy laws, regulations or restrictions (“Personal Information”) shall remain confidential while in the custody of party receiving the information. Except for Personal Information, information that is already in the public domain through no act or omission of receiving party shall be deemed not to be confidential information.

7.	SAFEGUARDING PERSONAL INFORMATION.

Each party represents that it has implemented and shall maintain throughout the term of this Agreement a written information security program (“WISP”) detailing appropriate security measures, policies, and procedures that are designed to meet the objectives of the Gramm Leach Bliley Act of 1999 (“GLBA”), Interagency Guidelines Establishing Information Security Standards (12 C.F.R. Pt 30, App. B), and applicable state privacy and cybersecurity laws and regulations, including, but not limited to, California Consumer Privacy Act (to the extent applicable), 11 NYCRR 421-Insurance Regulation No. 173, NYDFS Cybersecurity Requirements For Financial Services Companies, 23 NYCRR 500 et. seq., and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq.

Without limiting the foregoing, TSS shall adjust its information security program at the request of TIAA for any relevant changes dictated by TIAA’s assessment of risk around its customer information and customer information systems. Confirming evidence that TSS has satisfied its obligations under this Agreement shall be made available during normal business hours for inspection by TIAA, anyone authorized by TIAA, and any governmental agency that has regulatory authority over TIAA’s business activities.

8.	STANDARD OF CARE.

Each party agrees that in performing or providing Services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices and procedures established by the party receiving Services for its own business (the “Standard of Care”).

A party providing Services shall perform services according to the Standard of Care and such other standards as are mutually agreed upon by the party providing Services and the party receiving Services, and upon such mutual agreement such other standards shall be deemed incorporated into the Standard of Care. A party providing Services shall comply with all laws, regulations, rules and orders applicable to it with respect to the Services provided hereunder. A party providing Services agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the Services under this Agreement. A party providing Services will also maintain back up records, which will be available to the party receiving Services in the event of a disaster. A party providing Services will also make available and maintain a disaster recovery site for records it creates pursuant to this Agreement. The foregoing Standard of Care constitutes the sole standard of care imposed upon a party providing Services by this Agreement.

9.	RIGHT TO CONTRACT WITH THIRD PARTIES.

Nothing herein shall be deemed to grant either party an exclusive right to provide Services to the other party, and each party receiving Services retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested pursuant to this Agreement.

Each party with the other party’s consent, shall have the right to subcontract with any third party, affiliate or unaffiliated, for the performance of services requested by the party provided that such party shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided further that the charges for any such services subcontracted to an affiliate shall be determined on the bases described in the Agreement. With respect to significant services that are subcontracted, this Agreement shall be amended and filed with the Department for appointing/changing a subcontractor or changing subcontractor services.

10.	COOPERATION.

The parties agree to cooperate with each other in a commercially reasonable manner in order that the duties assumed by the parties under this Agreement may be effectively, efficiently and promptly discharged. Each party shall at all reasonable times during normal business hours under the circumstances make available to the other party properly authorized personnel for the purpose of consultation and decision.

11.	TERMINATION.

This Agreement shall remain in effect until terminated by either party upon giving ninety (90) days’ advance written notice to the other party, provided that electronic data processing services shall not be terminated by either party until one hundred and eighty (180) days’ advance written notice of termination. Subject to the terms and conditions (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between a party providing Services and any licensor, the party providing Services shall, upon termination of this Agreement, grant to the party receiving Services a perpetual license, without payment of any fee, in any electronic data processing software developed or used by the party providing

Services in connection with the Services provided to the party receiving Services hereunder if such software is not commercially available and is necessary, in the reasonable judgment of the party receiving Services, for the party receiving Services to perform subsequent to termination hereof the functions provided by the party providing Services hereunder.

12.	SETTLEMENT ON TERMINATION.

No later than sixty (60) days after the effective date of termination of this Agreement, each party shall deliver to the other party a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within fifteen (15) days of receipt of such statement.

13.	MEDIATION; ARBITRATION.

(a)

Each party hereby consents to mandatory mediation of any disputes or differences with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached. The president of each party shall designate an individual mediator, and the two designated mediators will select a third, neutral mediator, and the three mediators will establish the procedures for mediation.

(b)

Any such dispute or difference on which an amicable understanding cannot be reached and that cannot be resolved pursuant to mediation as provided for in paragraph (a) above shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance industry rather than from that of strict legal principles.

(c)

The court of arbitration shall be held in New York, New York and shall consist of three (3) arbitrators, who must be officers of life insurance companies other than the parties to this Agreement, their affiliates or subsidiaries: Service Provider shall appoint one arbitrator and Recipient the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Council of Life Insurance.

(d)

Decisions of the arbitrators shall be by majority vote, and from their written decision there shall be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators shall otherwise decide.

14.	CONTACT PERSON (S).

TIAA and TSS each shall appoint one or more individuals who shall serve as contact person (s) for the purpose of carrying out this Agreement. Such contact person (s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person (s) shall be those set forth in Appendix A. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

15.	NOTICE.

All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to an officer of the other party or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by email.

16.	WAIVER.

The failure of either party to insist on strict compliant with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

17.	CONFLICT WITH LAW.

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. If any provision of this Agreement should be invalidated or superseded by specific law or regulation, such law or regulation shall control to the extent of such conflict without affecting the remaining provisions of this Agreement.

18.	NO THIRD PARTY BENEFICIARIES.

Except as otherwise specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

19.	INDEPENDENT CONTRACTOR.

Nothing contained in this Agreement shall be construed to create the relationship of joint venture or partnership between the parties. Each party is an independent contractor to the other party regarding the Services it provides, and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

20.	ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party, subject to the prior non-disapproval of the New York Department of Financial Services.

21.	HEADINGS AND APPENDIX.

Headings used herein are inserted solely for the convenience of reference and are not a part of this Agreement and shall not affect the terms hereof. The attached Appendix is a part of this Agreement.

22.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

23.	AMENDMENT.

This Agreement may be amended only if such amendment is in writing, agreed to by both parties. All such amendments shall comply with Section 150S of the New York Insurance Law.

24.	COUNTERPARTS.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties.

25.	GOVERNING LAW.

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of New York.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement, as of the date written below.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:

Name:	Glenn RIchter

Title:	SEVP, Chief Financial Officer

Date:

Recipient Signature Page Follows

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date written below.

Recipient:
TIAA SHARED SERVICES, LLC

By:

Name:	Austin Wachter

Title:	Nuveen SVP, Chief Accounting Officer & Corporate Controller

Date:

Appendix A

Pursuant to Section 14 of this Agreement, the initial contact person will be as follows:

(a)	If to Teachers Insurance and Annuity Association of America

  730 Third Avenue

  New York, New York 10017

  Attention: Sean Salami / SVP, CFO – TIAA Financial Solutions & Nuveen

  Telephone: 212-916-4474

  E-mail: Olusean.Salami@tiaa.org

(b)	If to TIAA Shared Services, LLC.

  730 Third Avenue

  New York, New York 10017

  Attention: Austin Wachter / TIAA & Nuveen SVP, Chief Accounting Officer & Corporate Controller

  Telephone: 704-988-6434

  E-mail: Austin.Wachter@nuveen.com